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AMERIGROUP Corporation AMERIGROUP Corporation
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AMERIGROUP Announces Preliminary Third Quarter Results

Onset of H1N1 Flu Significantly Elevates Third Quarter Medical Costs;
Company Does Not Expect to Meet 2009 Earnings Guidance

VIRGINIA BEACH, Va. (October 26, 2009) – AMERIGROUP Corporation (NYSE: AGP) announced today that it expects to report earnings for the third quarter of 2009 in the range of $0.42 to $0.44 per diluted share. The new guidance for the third quarter primarily reflects elevated medical costs associated with the onset of a severe flu season due to the H1N1 virus.

Based on claims paid data through the month of September, the Company now estimates medical costs incurred in the quarter will be above its expectations, due largely to a significant spike in flu related activity which is most pronounced in September. As health officials have noted, the H1N1 virus is particularly virulent among children, pregnant women and other high-risk population groups, and this demographic represents approximately 87% of the Company’s 1.7 million members.

In contrast to elevated medical costs in the third quarter, the Company’s previously established reserves for medical costs as of June 30, 2009 continue to appear adequate.

The Company currently believes that it will not meet its previously announced 2009 annual earnings guidance of $2.55 to $2.75 per diluted share. The Company is withdrawing its guidance for the current year due to the wide range of medical cost outcomes that may occur in the fourth quarter.

“In September, we experienced a spike in flu-related activity among our Medicaid members,” said James G. Carlson, AMERIGROUP Chairman and Chief Executive Officer. “The vast majority of our members are within the demographic most at risk for the flu and we appear to be early in the cycle. With this in mind, it is difficult to determine if, and when, the situation will abate, continue at current trends or worsen.”

On October 24th, President Barack Obama signed an Emergency Declaration for H1N1 Flu. According to the Centers for Disease Control, millions of Americans have been infected with the virus, with more than 20,000 hospitalizations. Additionally, vaccine distribution has been much slower than anticipated. Over 11 million doses have been shipped for distribution to date, with an additional 50 million doses expected to be available in November and 150 million in December. Flu activity is reported to be widespread in 46 states.

Carlson continued, “In the long run, we continue to believe that the fundamentals of our business and operations are solid. We also believe that the impact of economic recovery at the state level and expansion of Medicaid programs due to health care reform will create positive opportunities for AMERIGROUP in the future.”

Third Quarter Earnings Call
AMERIGROUP senior management intends to discuss the Company’s third quarter results on its previously scheduled conference call, Friday, October 30, 2009 at 7:30 a.m. Eastern Time (ET). The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 34392568. The replay will be available shortly after the conclusion of the call until Friday, November 6, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s web site, www.AMERIGROUPcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About AMERIGROUP Corporation
AMERIGROUP Corporation and its subsidiaries help those on publicly funded healthcare programs by ensuring that these individuals enter an organized system of care and a true medical home. Serving approximately 1.7 million members in 11 states nationwide, AMERIGROUP accepts all eligible people regardless of age, sex, race or disability. The company’s product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. AMERIGROUP is dedicated to offering real solutions that improve healthcare access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. For more information and real story examples of these solutions, please visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected third quarter and annual 2009 earnings and medical costs, which are subject to numerous factors, many of which are outside of our control, including the severity of the flu season and the impact of the H1N1 virus, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, cash balances, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fundacquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, pandemics; the introduction of new or costly treatments and technology; new mandated benefits; insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in existing markets; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; changes in market interest rates or any disruptions in the credit markets; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of new or pending litigation.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.